EXHIBIT 11

                                  SPARTA, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                  --------------------------------------------
                       COMPUTATION OF PER SHARE EARNINGS
                       ---------------------------------

                                                              THREE MONTHS ENDED MARCH 31
                                                              ---------------------------
                                                                  1996           1995
                                                              -----------     -----------
PRIMARY

   Net income from Operations                                 $   684,000     $   280,000
   Interest and accretion                                        (219,000)              -
                                                              -----------     -----------
   Net income (Note 1)                                        $   465,000     $   280,000
                                                              ===========     ===========

   Average shares outstanding                                   5,980,247       6,407,000
   Dilutive stock options - based on the treasury stock
     method using the average established price               -----------     -----------

        Total                                                   5,980,247       6,407,000
                                                              -----------     -----------

   Per share amounts                                          $      0.08     $      0.04
                                                              ===========     ===========

FULLY DILUTED


   Net income from Operations                                 $   684,000     $   280,000
     Interest and accretion                                      (219,000)              -
                                                              -----------     -----------
     Net income (Note 1)                                      $   465,000     $   280,000
                                                              ===========     ===========

   Average shares outstanding                                   5,980,247       6,407,000
   Dilutive stock options - based on the treasury stock
     method using the quarter end or exercise date
     established price if higher than the average
     established price                                        -----------     -----------

        Total                                                   5,980,247       6,407,000
                                                              -----------     -----------
   Per share amounts                                          $      0.08     $      0.04
                                                              ===========     ===========


Note 1 - Net income has been adjusted for interest expense (net of tax) resulting from the assumption that a portion of the proceeds received under option exercise has been used to retire debt and accretion on Preferred Stock.